LEASE

The parties to this lease, executed as of June 28, 2012 are the “Landlord,” initially Nomist Realty/Boott/Lowell, LLC, a Delaware limited liability company, which entity is sometimes referred to below as the “Named Landlord,” and the “Tenant,” initially Vizio Medical Devices, LLC, a Delaware Limited liability company, having its principal office at 200 Chambers Street, Suite 28A, New York, NY 10007, which entity is sometimes referred to below as the “Named Tenant.”

ARTICLE I

Section 1.1.  Demised Premises.  Subject to the provisions of this lease, Landlord hereby leases the “Demised Premises” to Tenant, and Tenant hereby leases the “Demised Premises” from Landlord.  The “Demised Premises” consist of an office containing approximately Two Thousand Six Hundred and Sixty (2,660) square feet of floor area, measured from the exterior faces of exterior walls and from the center lines of party or partition walls, situated at the premises located at 116 John Street, Lowell, Massachusetts, which is owned by Landlord.  The approximate location of the Demised Premises is shown on Exhibit A.

Section 1.2.  Premises.  The term “Premises” whenever used in this lease shall be deemed to mean the entire development, including any and all structures, parking facilities, common areas, and other improvements built thereon, as the same may be laid out or changed from time to time, or be reduced from time to time by eminent domain takings, dedications to public use, conveyance by the owner thereof, or otherwise, or be increased from time to time by the addition of other improved or unimproved land.

Section 1.3.  Appurtenances to the Demised Premises.  The Demised Premises are leased together with the right in Tenant subject to the other provisions of this lease, to use for customer parking and pedestrian access to the Demised Premises, the parking areas, driveways, exits, entrances and walkways (if any) contained in the Premises or used in connection therewith.  Such use shall be in common with others entitled thereto, and subject to such reasonable rules and regulations as Landlord may from time to time adopt governing the same.  Landlord shall have the right to close all or any portions of the aforesaid parking areas, driveways, exits, entrances and walkways to such extent as may, in Landlord’s opinion, be required to prevent a dedication thereof or the accrual of any rights to any person or to the public therein and to close temporarily, if necessary, any part of the aforesaid areas in order to discourage non-customer parking, to permit alterations or maintenance of existing buildings and other improvements or the construction of additional buildings and other improvements.  The Demised Premises are leased with no other appurtenant rights whatsoever.

Section 1.4.  Landlord’s Reservations.  Landlord reserves the use of the roof and exterior walls and the right from time to time to install, maintain, use, repair, place and replace utility lines, pipes, ducts, conduits and wires in the Demised Premises (in locations which shall not

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materially interfere with Tenant’s use thereof) to serve other parts of the Premises.

Section 1.5.  Encumbrances.  The Demised Premises are leased subject to (i) applicable law as in force from time to time during the term of this Lease, and (ii) reservations by Landlord for its own benefit and for the benefit of others, as set forth in other provisions of this lease, and (vi) all matters of record prior to the date of this lease.

ARTICLE II

Section 2.1(a).  Term of Lease.  The term of this lease shall be the period beginning on July 1, 2012 (the “Commencement Date”) and expiring on June 30, 2015.

Section 2.1(b).  Lease Year.  The term “lease year” shall mean each of the successive calendar years which fall in the term of this lease, as it may be extended.

Section 2.1(c).  Extension Period.  Except as provided in this Section, Tenant shall have the right to extend the term of this lease upon all of the terms, covenants and conditions contained herein for one (1) extension period of three (3) years in duration (the “First Extension Period”), by written notice sent to Landlord not less than One Hundred Twenty (120) days prior to the expiration of the initial term of this lease.  Once exercised, an extension right shall be deemed to have been exhausted and shall not be susceptible of revival as one of the “terms” contained in the lease, to be carried forward, unmodified, into the extended term.  Tenant’s right to extend the term of this lease shall be void (i) if this lease is not in full force and effect when any such right is exercised, or (ii) if a Condition of Default shall exist under this lease at the time Tenant’s notice of the exercise of its right to extend the term of this lease is given to Landlord or at the time such putative Extension Period is scheduled to commence.  In the event Tenant fails to give notice in strict compliance with the terms of this Section, the Tenant’s option to extend shall be deemed conclusively to have been waived and the lease shall not be extended beyond the expiration of the then current term.

ARTICLE III

REMOVED

ARTICLE IV

Section 4.1.  Base Rent.  As used herein, the term “Rent Accrual Date” shall mean August 1, 2012, one month following occupancy and the Commencement Date (July, 1, 2012), reflecting a one month rental credit, which shall be unrelated to Tenant obligations for CAM, taxes and utilities.  For the portion of the term beginning with the Rent Accrual Date, Tenant shall pay the following base rent for the Demised Premises to Landlord without any deduction or setoff at the yearly and monthly rates set forth below:

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PERIOD	ANNUAL RENT	MONTHLY RENT	RENT/SQ. FT.
Rent Accrual Date, 8/1/12-6/30/13		$3,103.33	$14.00
	$34,136*
(*includes one month free rent)
7/1/13 - 6/30/15	$37,240	$3,103.33	$14.00

First Extension Period, 7/1/15-6/30/18, if applicable	$40,592	$3,382.63	$15.26

The monthly rent installments shall be paid in advance on the first day of each calendar month, and shall be prorated for any partial month on the basis of a 30-day month, but base rent for the partial month (if any) beginning with the Rent Accrual Date shall be paid in advance on that date.  No rent shall be payable for the part of the term preceding the Rent Accrual Date.

Section 4.2(a).  Late Payment.  Interest.  If any amount payable to Landlord under this lease (including, without limitation, any monthly rent installment) is not paid within five (5) business days of the due date, Tenant, promptly upon receipt of Landlord’s bill therefor, shall pay Landlord interest on the unpaid amount at the rate of (i) 12% per year or (ii) an annual rate which is four percentage points greater than the “discount rate,” so-called, charged by the Federal Reserve Bank of Boston for loans to member banks, which discount rate is in effect on the due date for the payment in question, whichever of those two stated rates (that in (i) or that in (ii)) shall be the higher, except that (iii) if the highest annual interest rate permitted by applicable law (the “legal rate”) is lower than a stated rate appearing in (i) or (ii), the legal rate shall be substituted for each higher stated rate before determining which interest rate is to be applied in computing Tenant’s liability hereunder.

Section 4.2(b).  Late Charge.  Tenant acknowledges that any default in the timely payment of any sum due to Landlord, including, without limitation, the monthly rent installments, will result in additional expense to Landlord.  Accordingly, Tenant agrees that if any payment due to Landlord is not received prior to the fifth business day following the due date, Tenant, promptly upon receipt of Landlord’s bill therefor, shall pay Landlord a late charge of Fifty dollars ($50.00) with respect to the delayed or defaulted payment, as liquidated damages in lieu of the actual amount of expense and other damages (other than the defaulted payment(s)) incurred and suffered by Landlord by reason of the delay or default in payment, and not as a penalty or as additional interest.

Section 4.2(c).  Repeated Default.  If Tenant (i) fails, on two separate occasions in any twelve (12) month period during the term hereof, to make payment of the full monthly rent installment on or before the fifth business day after the due date for such installment, or (ii) fails on two (2) separate occasions in any twelve (12) month period during the term hereof, to timely

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perform or observe any other covenant or agreement to be performed or observed by Tenant under this lease, then, notwithstanding any notice and cure (grace) period set forth in this lease, such failure shall entitle Landlord, upon or at any time thereafter, to pursue the remedies provided in Section 12.2 and the succeeding sections of Article XII, as in the case of a Condition of Default no longer susceptible of being cured or removed by Tenant.

Section 4.2(d).  Dishonored Check.  If any check, draft or other instrument delivered by Tenant to Landlord in payment of any rent or other charges payable under this lease shall be dishonored by the bank or other institution upon which such check, draft or other instrument was drawn, then unless Tenant can provide evidence satisfactory to Landlord that such check, draft or other instrument was improperly or mistakenly dishonored, all payments of rent or other charges payable by Tenant to Landlord under this lease shall thereafter be made by certified or bank check made payable directly to Landlord without any intervening endorsement.

Section 4.3.  Deleted.

Section 4.4.  Other Payments.  Each payment or expenditure which Tenant must make under any provision of this lease shall be deemed to be additional rent, and Landlord’s rights in the event Tenant defaults in making any such payment or expenditure shall be the same as in the case of a default in paying the base rent.

Section 4.5.  Address for Payments.  All rent and other charges payable to Landlord pursuant to the provisions of this lease shall be sent to Landlord at Nomist Realty/Boott/Lowell, LLC, 116 John Street, Lowell, MA 01852, unless Landlord otherwise directs by written notice to Tenant.

ARTICLE V

Section 5.1.  Parking.  During the term of the lease and any extension periods thereto, Landlord shall provide two (2) parking spaces to the Tenant in the Landlord’s parking area, see Exhibit B, Parking.  In addition, during the first year of the lease, Landlord shall provide two (2) additional parking spaces, during said period, four (4) in total, in the Landlord’s parking area, except that in the event no additional spaces are available in the Landlord’s parking area, Landlord shall secure and pay for the two (2) additional parking spaces, which shall be located in the John Street Municipal Lot.  Said municipal parking spaces are accessed on a first come first served parking pass for the above period provided by the Landlord from the City of Lowell Parking Authority to the Tenant.  Tenant and any parking users hereby agree to hold Landlord harmless from any claims, actions, loss, damages, liability or expenses arising out of or in connection with any bodily injury, personal injury or property damage or any professional fees which may be incurred with respect to the as use of said parking spaces in the Landlord’s parking area or the John Street Municipal Lot.

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ARTICLE VI

Section 6.1(a).  Real Estate Taxes.  Tenant shall pay Landlord the amount of the real estate taxes (which shall include all betterment assessments) attributable to the Demised Premises (“Tenant’s tax share”, which is 2.67%) for any tax year falling wholly or in part within the term.  Tenant’s tax share shall be paid in equal monthly installments, which are included in CAM and Property Tax payments as described in Section 6.6.  The amount of Tenant’s monthly installments shall be increased or decreased, as the case may be, upon Tenant’s receipt of an estimate by Landlord of Tenant’s share of real estate taxes for the then current tax year.  Landlord shall send Tenant an annual statement showing the total of Tenant’s payments for real estate taxes and the amount of Tenant’s share of real estate tax for the then current tax year.  In the event that Tenant’s share of real estate taxes for a tax year as shown in said annual statement exceeds the amount of Tenant’s payments for that tax year, Tenant shall pay the balance of its share of such real estate taxes to Landlord within seven (7) days after the delivery to Tenant of the annual statement; in the event that Tenant’s share of real estate taxes is less than the amount of Tenant’s payments for any tax year, the excess of such payments shall be applied toward any amounts then owed by Tenant to Landlord, and if there are none, the same shall be applied toward Tenant’s rental obligations next coming due, or, if with respect to the last year of the term, the excess remaining (if any) after payment of any amounts then owed by Tenant to Landlord, shall be refunded to Tenant within sixty (60) days after the expiration of the term.  Any failure by Landlord to deliver a statement to Tenant within a reasonable time shall not act as a waiver of Landlord’s right to collect any excess amounts due from Tenant.

Section 6.1(b).  For the purposes of Sections 6.1 through 6.5, inclusive, the Premises shall be deemed to include all parking, service and other facilities described in Section 6.7.2, whether or not they are located in the “Premises” as defined in Section 1.2.

Section 6.2.     REMOVED

Section 6.3.  Real Estate Tax Abatements.  In the event that Landlord obtains an abatement of real estate taxes for any tax year during the term hereof, then Tenant’s tax share for such tax year shall be adjusted to reflect its proportionate share of such abatement.  If with respect to the last year of the term Landlord obtains an abatement of real estate taxes, any overpayment by Tenant shall be refunded to Tenant by Landlord within sixty (60) days after the receipt of the refund by Landlord.  Landlord shall, prior to calculating such adjustment or refund, be entitled to recover any fees incurred in prosecuting such abatement.

Section 6.4.  The term “real estate taxes” as used in this lease shall mean regular taxes, betterments and other special assessments, flat-rate water and sewer charges, and all other governmental levies made with respect to real property and payable by owners of such property, without regard to the identity of the authority making the impost, but no other governmental imposition shall be deemed a part of the “real estate taxes” unless the system of taxation is changed with the result that the whole or a determinable part of the taxes defined above as “real

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estate taxes” will be replaced by a tax or taxes imposed on owners of real property with respect to that property in a form not included in the foregoing definition, or with the result that a tax in a form not included above as a part of “real estate taxes” is imposed in addition to “real estate taxes” as defined above and presently imposed on owners of real property with respect to that property.  If any such change in the tax system takes place, each such alternative tax and each such additional tax (as well as any other taxes which were already considered a part of “real estate taxes” for the purposes of this lease and which continue to be imposed) shall be considered a part of “real estate taxes” for the purposes of this lease, subject only to the requirements that (a) such alternative or additional taxes have materially different applicability to the owners of real property, or to real property, or to the income derived from real property than they do to owners of other kinds of property, to other kinds of property or to other kinds of income, and (b) the amount includable in real estate taxes attributable to the Demised Premises for a tax year on account of any such alternative or additional tax shall be no greater than would be the case if the Premises were the only property of Landlord subject to such alternative or additional tax.

Section 6.5.  Tenant’s liability to Landlord under the provisions of Section 6.1 for any tax year not falling entirely within the term shall be prorated, on the basis of a 365-day year, to reflect the portion of the tax year which falls within the term.

Section 6.6(a).  Common Area Maintenance.  Tenant shall pay Landlord Tenant’s share of the cost of operating and maintaining the common areas of the Premises (the “Operating Costs” more particularly defined below) during the term hereof.  Tenant’s share of the Operating Costs shall be the amount determined by multiplying the Operating Costs by the Tenant’s Fraction of (2.67%)  referred to below as the “CAM annual payment,” as further specified in Section 6.7.1.  “Operating Costs Defined.”

Section 6.6(b).  Tenant shall pay the CAM annual payment and Property Tax annual payment in equal monthly installments (the “CAM monthly payments”) initially of Fifty-Six Cents ($0.56) per square foot, and pro rata for any partial month, on the basis of a thirty (30) day month. The CAM and Property Tax monthly payments shall be made on the days fixed for the payment of installments of base rent, except that the payment for the partial month (if any) beginning with the Rent Accrual Date shall be prorated and paid in advance on that date.  Any adjusting payment shall be made as provided in Section 6.6(c) notwithstanding that the term has ended.

Section 6.6(c).  After the end of each accounting period (which may be Landlord’s fiscal year or as Landlord otherwise determines), Landlord shall deliver to Tenant a reasonably detailed statement showing, category by category, the Operating Costs for the preceding accounting period.  Landlord’s statement shall also show Tenant’s share of the Operating Costs and the amount previously paid by Tenant with respect to its share in the form of CAM monthly payments under Section 6.6(b).  In the event Tenant’s share of the Operating Costs for an accounting period as shown in said annual statement exceeds the aggregate of Tenant’s CAM and Property Tax monthly payments for that period, Tenant shall pay the balance of its share of such

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Operating Costs to Landlord within seven (7) days after the delivery of such statement to Tenant; in the event that Tenant’s share of the Operating Costs for such accounting period is less than the aggregate of Tenant’s CAM and Property Tax monthly payments for said period, the excess of such payments shall be applied toward any amounts then owed by Tenant to Landlord, and if there are none, the same shall be applied toward Tenant’s rental obligations next coming due, or, if with respect to the last year of the term, the excess remaining (if any) after payment of any amounts then owed by Tenant to Landlord, shall be refunded to Tenant within sixty (60) days after the expiration of the term.  The CAM and Property Tax monthly payments shall be recalculated annually and shall be either increased or decreased, as the case may be, in accordance with the actual amount of Tenant’s share of the Operating Costs as finally computed for the preceding accounting period.  Such increase or decrease shall be effected by written notice to Tenant.  Landlord’s notice shall take effect retroactively as of the first day of the accounting period in which Landlord gives notice to Tenant under this Section, and on the next rent payment day after Tenant’s receipt of the notice, Tenant shall make such intermediate adjusting payment to Landlord as may be necessary to increase (or Tenant shall receive a credit as may be necessary to decrease) the total of the CAM and Property Tax monthly payments made by Tenant during that accounting period to the proper amount.  Any failure by Landlord to deliver a bill to Tenant within a reasonable time shall not act as a waiver of Landlord’s right to collect any such amounts due from Tenant.

Section 6.7.1.  Operating Costs Defined.  The “Operating Costs” shall mean the total costs of the following incurred by Landlord or for Landlord’s account, together with Two Point Six Seven percent (2.67%) of the total of all such costs for administration and overhead:  (i) operation, management (which may include fees paid by Landlord to an outside management company), maintenance, repairs, and replacements of or to the common areas or portions or elements thereof, including, without limitation, all costs and expenses with respect to insurance, lighting, heating, ventilating, air conditioning, cleaning, sweeping, personal property taxes, licensing, providing traffic control, policing, gardening, landscaping, securing, painting, redecorating, renovating, waterproofing, removing snow, ice and rubbish, patching potholes and striping, the cost of personnel to implement such services (including, without limitation, salaries, wages, employee fringe benefits, payroll taxes, and workmen’s compensation insurance premiums); (ii) maintenance, repair and depreciation of and on equipment used in connection with the maintenance, cleaning, lighting and operation of the common areas of the Premises; (iii) roof, structural and other repairs to the buildings in the Premises (but not including fire or casualty damage covered by any insurance maintained by Landlord); (iv) repairs, alterations and improvements (whether capital or otherwise) necessary to comply with present and future laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal governmental authorities; (v); and (vi) any professional fees which may be incurred with respect to the collection or recovery of damages which are incurred or sustained in connection with the common areas, provided that any amounts so recovered or collected shall be offset against Operating Costs.  For purposes hereof, “capital improvement(s), renovation(s), modernization(s) or replacement(s)” shall be excluded from allowable Operating Costs.

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Section 6.7.2.  Common Areas Defined.  The term “common areas” shall mean those areas and facilities which may from time to time be furnished by Landlord in or near the Premises which are not demised by Landlord for the exclusive use and benefit of any one tenant or occupant within the Premises, and may from time to time include (without limitation) the parking facilities, signs, driveways, exits, entrances, walkways, landscaped areas, canopies, sprinkler systems, all roof components, coverings, surfaces and systems other than the structural roof deck, exterior surfaces of outside walls, gutters and downspouts, enclosed malls (if any), public passageways, loading docks, service corridors, storage areas, storm drainage systems, utility systems used in common by two or more occupants of the Premises, and utility rooms.  Landlord shall at all times have full control, management and direction of the common areas, including, without limitation, the right at any time to change the layout of the common areas, and the right to add to or subtract from their shape and size as well as to alter their location.

Section 6.8.  Tenant’s Liability Insurance.  Throughout the term of this lease, Tenant, at its own expense, shall maintain with respect to the Demised Premises and the Premises and any supplemental parking areas made available by Landlord comprehensive general liability insurance with appropriate contractual liability endorsements covering all of Tenant’s obligations under Section 10.13, with a single limit of at least $1,000,000 for personal injury, bodily injury and property damage.  All of Tenant's insurance shall be provided by insurance companies that (i) have and maintain a rating of A.M. Best A-, VII or better, and (ii) are qualified to do business in the Commonwealth of Massachusetts.

Section 6.9.  Tenant’s Other Insurance.  Tenant, at its own expense, shall maintain throughout the term of this lease (a) fire insurance, with extended coverage, vandalism, malicious mischief and sprinkler leakage endorsements (except as Landlord may, from time to time, in writing, agree to the omission of any such endorsement) covering all of Tenant’s personal property and leasehold improvements in the Demised Premises to the extent of the full replacement value of such property and improvements.

Section 6.9.1.  The amount of insurance maintained by Tenant in accordance with the provisions of Section 6.8 and Section 6.9(b) shall be increased, from time to time (but not more often than annually), so that the amount of coverage will be consistent with the then current standards observed by a majority of owners and occupants of commercial premises in the area in which the Demised Premises are located.  Landlord agrees to use reasonable efforts to forward to Tenant any relevant information concerning those standards which may, from time to time, come to Landlord’s attention.

Section 6.10.  Subrogation Waiver - Tenant.  Each policy of insurance maintained by Tenant (whether or not required under the provisions of this lease) with respect to the Demised Premises or with respect to Tenant’s business or property therein shall include provisions by which the insurance carrier(s) (a) waive(s) all rights of subrogation against Landlord (and against all persons for whose actions Landlord may be legally responsible) on account of any loss payable under the policy and (b) agree(s) that the policy will not be invalidated because the

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insured (in writing and prior to the occurrence of any loss under the policy) has waived part or all of its right(s) of recovery against any party on account of any loss or damage covered by the policy, or because of the act or negligence of Tenant as further described in Section 9.2(b) or anyone for whom Tenant may be legally responsible, or because of the prior agreement of the parties regarding the application of the proceeds of the insurance.  If Tenant is unable to procure the inclusion of all of the provisions described in subdivisions (a) and (b) of the next-preceding sentence, Tenant shall name Landlord as an additional named insured in the policy.

Section 6.10.1.  Waiver of Tenant’s Claims.  Tenant hereby waives any and all rights of recovery which it might otherwise have against Landlord, its agents, employees, contractors and all other persons for whose actions Landlord may be legally responsible, for any loss or damage to Tenant’s business or property in the Demised Premises or the Premises, which business or property are either required to be insured under the terms of this lease or which Tenant, in the absence of any such requirement, elects to insure, notwithstanding that the loss or damage may result from the negligence, willful act or default under the terms of this lease of Landlord, its agents, employees, contractors, or other persons for whose actions Landlord may be legally responsible.

Section 6.10.2.  Landlord’s Waiver of Claims.  Landlord hereby waives any and all rights of recovery which it might otherwise have against Tenant, its agents, employees, contractors and all other persons for whose actions Tenant may be legally responsible, for any loss or damage to the Demised Premises, the Premises of which they are a part or Landlord’s business or property therein, which are covered by any policy of fire or casualty insurance maintained by Landlord, even though that loss or damage results from the negligence, willful act or default under the terms of this lease of Tenant, its agents, employees, contractors or other persons for whose actions Tenant may be legally responsible.

Section 6.10.3.  Subrogation Waiver - Landlord.  Landlord agrees that the insurance policies maintained by it with respect to the Demised Premises, the Premises of which they are a part, and Landlord’s business and property therein shall contain provisions or endorsements substantially similar to those described in subdivisions (a) and (b) of the first sentence of Section 6.10, so that Tenant’s liabilities shall be limited in the same manner as Landlord’s liabilities are to be limited pursuant to the provisions of Section 6.10 and its several subsections and subdivisions.

Section 6.11.  Insured Parties - Tenant’s Insurance.  Each policy of insurance maintained by Tenant with respect to the Demised Premises, or to the Premises, or to its business or property in either, whether or not required by this lease, shall name Landlord and any overlessor who executes this lease as an additional insured, except for insurance policies containing the endorsements provided for in Section 6.10(a) and Section 6.10(b).  It is understood and agreed that the designation of the additional insured parties is intended to afford to those parties the same protection against claims as is normally afforded to the insured person procuring the policy by the usual terms of the customary forms of the casualty and liability insurance policies Tenant

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is required to maintain or provide for under the terms of this lease.  It is not intended that any person named as insured by any such policy shall, by virtue of such designation alone, be entitled to share in any payments made under that policy, and Landlord and each overlessor who execute this lease agrees to endorse (without recourse) and deliver to Tenant any check or draft for any payment under any such policy, which check or draft was made payable to Landlord or to such overlessor (or to both) solely by virtue of a designation as an additional insured in accordance with the requirements of this Section or of Section 6.10.

Section 6.12.  Tenant’s Certificates.  Tenant shall deliver to Landlord on or before the Commencement Date, and thereafter at least thirty (30) days prior to the expiration of each such policy, a certificate of each policy of insurance required to be maintained by Tenant under the provisions of Sections 6.8 and Section 6.9.  No such policy of insurance shall be cancelled or changed nor shall the coverage of any such policy be reduced without at least thirty (30) days’ prior written notice to Landlord.

Section 6.12.1.  Tenant’s Reports.  From time to time, as Landlord may reasonably require, but not more often than annually, Tenant shall deliver to Landlord a complete and accurate list of all insurance coverage (which shall include builders’ risk insurance and payment and performance bonds required under Article VII when appropriate) maintained by Tenant with respect to the Demised Premises, the Premises, or the property or business of Tenant, Landlord or any overlessor who has executed this lease, whether or not the insurance coverage is required.  That list shall include for each policy (a) the policy number, (b) the name of the carrier, (c) the amount and (in detail) the type of coverage, (d) the expiration date and the date to which the premium has been paid, (e) the names of those persons designated as insured, and (f) a reasonably detailed description of each endorsement on each policy.

ARTICLE VII

Section 7.1.  Condition of Demised Premises.  Without limiting Landlord’s obligations under Section 9.1(a) herein, Tenant acknowledges that Tenant has had the opportunity to thoroughly inspect and examine the Demised Premises and Tenant is satisfied with the condition and state of repair of the Demised Premises, as to be improved by new flooring and painting.  Otherwise, the Demised Premises are demised to Tenant in “as is” condition, without any warranty of fitness for use or occupation whatsoever, express or implied, Tenant expressly waiving any rights it may have under any warranty which is created by statute or otherwise.  Tenant agrees that Landlord shall have no obligation to perform any work of construction or repair to render the Demised Premises fit for use or occupation, or for Tenant’s particular purposes or to make them acceptable to Tenant.  Other than flooring, painting and maintenance of systems in good working order and the obligations of Landlord under Article XI hereinafter, no promise of Landlord to alter, remodel, repair or improve the Demised Premises or the Premises have been made to Tenant by Landlord or its Broker or sales agent,  or other employee, other than as may be expressly contained herein or in a separate exhibit or addendum signed by Landlord and Tenant.

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Section 7.2.  Tenant’s Work.  Tenant shall perform all work intended to permit Tenant to open the Demised Premises for business and shall install all fixtures and equipment deemed necessary to enable Tenant to conduct business in the manner provided in Article VIII.

Section 7.2.1.  Prior to beginning Tenant’s Work, if any, Tenant shall obtain appropriate performance and payment bonds covering the labor and materials required to complete Tenant’s Work and shall also obtain “all risk” “builder’s risk insurance,” so-called, insuring both Landlord and any overlessor, as well as Tenant, against any claims for property damage, personal injury, bodily injury, death, and for any other type of loss or damage arising out of or occasioned by or connected in any way with Tenant’s Work, together with any other insurance coverage or protective bond which may be required by law.  Tenant shall furnish Landlord with certificates of the issuance of all insurance and bonds prior to beginning Tenant’s Work.  All insurance and bonds shall be maintained in force until Tenant’s Work has been completed and shall be in amounts reasonably satisfactory to Landlord.

Section 7.2.2.  REMOVED

Section 7.2.3. Landlord’s approval of Tenant’s plans and specifications for Tenant’s Work, if any, shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities.

Section 7.2.4.  Tenant shall obtain, at its own cost and expense, all permits, approvals and other permissions from any governmental authority which may be required in connection with Tenant’s work.  Tenant shall also obtain, at its sole cost and expense, all certificates, permits and approvals (in final form) necessary for Tenant’s occupancy and use of the Demised Premises.  Landlord agrees that Landlord shall cooperate reasonably with Tenant with respect to, and upon written notice from Tenant, shall execute within a reasonable time (if applicable authorities require the signature of the Landlord), all forms, applications and permits, which are necessary for the commencement of Tenant’s work or for Tenant’s initial occupancy of the Demised Premises, provided that such forms, applications or permits, and work, use and operations contemplated thereby, are consistent with all provisions of the lease and all applicable laws, rules, regulations and ordinances.  Tenant shall pay all fees and expenses of Landlord relating to such cooperation or execution and agrees that the provisions of Section 10.13 hereof include any loss, cost or liability resulting from such cooperation or execution.

ARTICLE VIII

Section 8.1.  Use.  It is a condition of this lease that the Demised Premises be used solely for the conduct of “Tenant’s Business,” described below, and for no other use whatsoever.

Tenant’s Business shall be the operation of a medical device business and associated

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uses, and for no other use or purpose.

ARTICLE IX

Section 9.1(a).  Landlord’s Maintenance and Repairs.  Except as provided in Section 9.2(b), Landlord, after receipt of written notice from Tenant of the necessity therefor, shall make such repairs as may be reasonably necessary to put the following portions of the Demised Premises in good order, repair and condition: foundations, roof (but not the ceiling), marquees, structural columns and beams, and the outside walls, but not the interior surfaces thereof.  Landlord shall be obligated to make repairs to any plumbing, sprinkler, electrical, sewage, air conditioning, ventilating or heating facilities (and to the wiring, pipes, motors or fixtures used in connection therewith)  if they are specific to or pass through the Demised Premises, except if due to the fault or negligence of the Tenant, its employees or invitees as further described in Section 9.2(b).

Section 9.1(b).  Landlord agrees that it will make available to Tenant the benefit of any builder’s or manufacturer’s guarantee which applies to the Demised Premises; and Landlord also agrees that, if damage to the glass is covered by Landlord’s fire insurance, Landlord shall either replace the glass or pay Tenant the cost of such replacement, or pay Tenant the insurance proceeds received by Landlord with respect to the glass, whichever alternative represents the lowest cost to Landlord.

Section 9.1(c).  If any of the portions of the Demised Premises listed in Section 9.2(a) shall be in need of repair to put them in good order, repair and condition (or shall require replacement because repairs are no longer effective), Tenant shall contact the Landlord to provide notification of said condition and Landlord shall make the needed repair or replacement to the extent that such equipment or materials are available and the repairs or replacement is not due to the negligence or damage done by Tenant’s employees or invitees, in which circumstance the Landlord shall make the necessary repairs or replacements and charge the Tenant for such reasonable expenses as may have been associated.

Section 9.1(d).  Subject to Tenant’s obligations as set forth in Section 9.2(a) or elsewhere in this lease, Landlord shall keep the common areas in good repair, and shall maintain the parking area, driveways, exits and entrances reasonably free of snow, ice and rubbish, except to the extent Tenant is required to do so under the provisions of Section 10.8, and shall keep such areas reasonably illuminated during usual nighttime business hours kept by tenants.

Section 9.2(a).  Tenant’s Repairs.  Except for those repairs to be made by Landlord pursuant to Section 9.1(a) hereof, Tenant shall keep and maintain the Demised Premises and all fixtures and equipment therein, including without limitation, all electrical, plumbing, sprinkler, sewage, air conditioning, ventilating and heating equipment and fixtures used in connection therewith, all ceilings, all floor coverings, the interior surfaces of all walls in good order, repair and condition, making all repairs as may be required (such repairs and replacements to be of the

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same quality, design and class as the original work).

Section 9.2(b).  If any of the portions of the Demised Premises listed in Section 9.1(a) are in need of repair or replacement because of the act, neglect or default of Tenant (or of its agents, employees, licensees or contractors); or because of any requirements imposed by any public authority or by an insurer or the Board of Fire Underwriters by reason of any use of the Demised Premises by Tenant; or because of any breaking or entering into, burglary of, or vandalism in the Demised Premises; or because of any work undertaken by or required of Tenant under the provisions of this lease; then, in any such case, Tenant, and not Landlord, shall make the required repair, alteration or replacement.

Section 9.2(c).  Tenant shall keep and maintain its fixtures and equipment and all components of Tenant’s Work in good order, repair and condition while this lease remains in force.  Any required replacement of any part or component of Tenant’s Work shall be effected with equipment or materials of equal or better quality.

Section 9.2(d).  Tenant shall not be required to make any repairs or replacements provided for in Section 9.2(a) which are necessitated by fire, casualty, takings by eminent domain or acts of or pursuant to public authority.

Section 9.3.  Alterations; Additions.  Tenant shall not make any alterations, additions, or improvements in or to the Demised Premises, except as provided in Section 9.2(b) and/or except as may be approved in writing by the Landlord, Tenant giving Landlord prior written notice of any proposed permitted change, describing it in reasonable detail.  All permitted changes and other improvements shall become a part of the realty unless Landlord requires their removal at the end of the term.

ARTICLE X

Section 10.1.  Rent Payments.  Tenant shall pay the base rent and all other charges payable by it hereunder, without deduction or set-off of any kind, at the times and in the manner provided herein to Landlord at the address specified in Section 4.5 hereof or to such other address as Landlord may direct.

Section 10.2.  Utilities.  Tenant shall pay for all utility charges which shall include electric for plugs, lighting, heat pump(s), and internet and telephone services, except to the extent any such charge is included as part of “Operating Costs” for the Premises or as part of any of the provisions of Article VI.  The Tenant shall pay for its utilities directly through each and every utility vendor.  In the event that any utility service is part of a system that serves more than one tenant, Landlord shall bill the Tenant on the basis of its pro rata share of rentable square feet.

Section 10.3.  Taxes.  Tenant shall pay all taxes and governmental impositions of whatever kind or nature imposed with respect to all personal property of Tenant in or on the Demised Premises.

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Section 10.4.  Work by Tenant.  Tenant shall pay promptly when due the entire cost of any work to the Demised Premises undertaken by Tenant, so that the Demised Premises shall at all times be free of liens for labor and materials, and Tenant shall discharge any such lien forthwith upon request of Landlord, by posting a surety company bond or otherwise, as Landlord may reasonably require.  Tenant shall procure all necessary permits before undertaking such work and shall do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements, without impairing the safety of the structure or the value of the Demised Premises as retail store space.

Section 10.5.  Condition of Demised Premises.  Tenant shall keep and maintain the interior of the Demised Premises and any interior windows in neat and clean condition. Tenant shall comply with all laws, rules, orders, ordinances, directions, regulations, and requirements of federal, state, county and municipal governmental authorities, now in force or which may hereafter be in force. Tenant shall also comply with the orders and regulations of all governmental authorities having jurisdiction over the Landlord, Tenant or the Demised Premises, and conform to all rules and regulations of the local Board of Fire Underwriters and similar bodies.  Tenant shall procure and keep in good standing any licenses and permits required for any use made of the Demised Premises.

Section 10.5.1.  Yield Up.  At the end of the term, Tenant shall peaceably yield up to Landlord the Demised Premises and all alterations, additions and changes made to or upon the same in good order, repair and condition in all respects, except for damage resulting from fire, casualty, taking by eminent domain, or act of or pursuant to public authority.

Section 10.5.2.  Removal of Goods.  Upon the expiration of this lease, Tenant shall remove its goods and effects (including, without limitation, its trade fixtures, signs and such non-structural improvements as Landlord may direct) and those of all persons claiming under Tenant and shall repair all damage caused or exposed by such removal, capping or otherwise suitably securing for reuse all utility, sewer and water lines left exposed or unconnected by such removal.  In the event Tenant shall fail to remove its goods and effects and those of all persons claiming under Tenant upon the expiration of this lease as herein provided, then Landlord shall have the right to dispose of Tenant’s goods and effects in the manner set forth in Section 12.4.

Section 10.6.  Improper Use.  Tenant shall not conduct any auction sale or “going out of business” sale on the Demised Premises; nor injure, overload, or deface the Demised Premises; nor make any use thereof which is improper, offensive or contrary to any law or ordinance; nor permit any act or thing to be done on the Demised Premises which in Landlord’s reasonable business judgment is likely to have an adverse effect on other business operations in the Premises, or to create conditions which interfere with the normal use of the common areas of the Premises, or any act or thing which shall constitute a nuisance or which may make void or voidable any insurance covering the Demised Premises; nor cause or permit the emission of any noise or odor from the Demised Premises by the operation of any instrument, apparatus or

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equipment therein.  Tenant shall pay any increased or extra premium payable for any insurance coverage maintained by Landlord, if the increase results from any act done by Tenant, including, without limitation, the conduct of Tenant’s Business.

Section 10.6 and10.7.  REMOVED

Section 10.8.  Landlord’s Entry.  Tenant shall permit Landlord to examine the Demised Premises at reasonable times and to show the same to prospective purchasers, lenders, tenants and occupants, and during the four (4) months next preceding the expiration of the term. Landlord may also enter the Demised Premises, without charge, to make such repairs, improvements, alterations or additions as may be necessary in order to comply with the requirements imposed on Landlord by this lease, by any overlease, or by any public authority having jurisdiction of the Demised Premises, and to facilitate making repairs or improvements to the Demised Premises or any other part of the Premises, and to make repairs required of Tenant which Tenant has failed to make promptly, and to exercise any of Landlord’s rights under this lease, and for any of such purposes Landlord shall have the right to use or occupy without charge such portion of the Demised Premises as may be reasonably necessary therefor.  Landlord shall not, in the course of any such entry, unreasonably interfere with the ability of Tenant to conduct business in the Demised Premises, except as otherwise set forth in this lease.

Section 10.9.  Tenant’s Property.  Tenant covenants and agrees that all personal property of Tenant (and of those claiming under Tenant), which is in or on the Demised Premises shall be so at Tenant’s sole risk, to the extent permitted by law, whether damage thereto results from Landlord’s act (but not willful act), negligence, or default under this lease, or from some other cause or agency. Without limiting the foregoing, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of other persons, whether occupying any part or all of any adjoining or connecting premises (or any part of the building of which the Demised Premises are a part) or otherwise, or for any loss or damage resulting to Tenant or those claiming by, through or under Tenant, or to its or their property, from the bursting, stopping, leaking or breaking of electric cables or wires, or water, gas, sewer or steam pipes or other utility lines, fixtures, facilities or components.

Section 10.13.  Tenant’s Indemnity.  Tenant covenants and agrees to defend Landlord and to save Landlord harmless and indemnified (to the extent permitted by law) from and against any and all claims, actions, loss, damages, liability and expense in connection with loss of life, personal injury and damage to property, whether arising out of or resulting from any occurrence in the Demised Premises, or out of or from the occupancy or use by Tenant (or anyone claiming under or through Tenant) of the Demised Premises or any part thereof, or out of or from any work undertaken by Tenant (or on Tenant’s direct or indirect authority) under this lease, or out of or from any occurrence elsewhere in the Premises (or anywhere) which is occasioned wholly or partly by or which is in any way connected with (a) any failure to perform any obligation imposed on Tenant by this lease or any breach of any such obligation, or (b) any act, neglect, or

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omission of Tenant, its agents, contractors, employees, licensees or concessionaires, or of any other person occupying space in the Demised Premises.

Section 10.14(a).  Change in Ownership.  Any change in control of Tenant shall be deemed an assignment hereunder.  “Control” shall mean the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.  This provision shall not apply if Tenant’s voting securities are listed on a recognized securities exchange or if at least eighty percent (80%) of Tenant’s voting securities are owned by a corporation whose voting securities are so listed.

Section 10.15.  Assignment.  Tenant shall not assign this lease or make any sublease of the Demised Premises or any part thereof or of the term or permit any part of the Demised Premises to be used or occupied by others without the consent of the Landlord.  Tenant shall pay to Landlord a nonrefundable fee of $500.00 for Landlord’s review of any request by Tenant of Landlord to permit any assignment of this lease or sublease of the Demised Premises, which determination shall be made in Landlord’s reasonable discretion.

Section 10.15.1.  Landlord’s Remedies.  If the Named Tenant or any successor shall fail to perform or observe the obligations and limitations imposed by Section 10.15, such failure shall be deemed to be a Condition of Default not susceptible of being cured, and Landlord shall have no obligation to give notice prior to exercising any of Landlord’s rights provided as remedies for such Condition of Default under Article XII or under this Section.  Whether or not Landlord exercises any of its rights under Article XII, Landlord may enforce this lease in all particulars against the person(s) or legal entity(ies) from time to time in possession of the Demised Premises (including, without limitation, the provisions relating to base rent and other payments and the provisions relating to reports and audits of gross sales) to the same extent and with the same effect as if such person(s) or legal entity(ies) were the Named Tenant, but, in the absence of a written agreement to the contrary between Landlord and such person(s) or legal entity(ies), neither such enforcement nor the acceptance of any payment shall impose on Landlord any obligation or liability whatsoever, other than such as may be expressly imposed by applicable law, nor shall such enforcement or acceptance relieve the Named Tenant from any of its obligations or liabilities under this lease.

Section 10.17.  Rules and Regulations.  Tenant shall conform to all rules and regulations for the use and management of the Premises which Landlord or an overlessor may promulgate, from time to time, and which shall be of application to occupants of premises in the Premises.  Tenant shall cause its employees to park their cars only in such areas (if any) as Landlord may from time to time designate as employee parking areas, which in Landlord’s full and absolute discretion, may be supplemental facilities located outside the Premises.

Section 10.18.  Hazardous Substances.  Tenant shall not cause or permit the release of any hazardous substance/material or oil into the septic, sewage or other waste disposal system serving the Demised Premises and/or the Premises, nor cause or permit the use, generation,

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release, disposal or storage of any hazardous substance/material or oil (except only the use and storage of fuel oil used for heating the Demised Premises (if required), provided the same is used and stored in compliance with any and all federal, state, and local laws, ordinances and regulations governing the same), nor commit or suffer to be committed in or on the Demised Premises any act which would require the filing of notice pursuant to applicable law.  In addition, Tenant shall not cause or permit the transportation of any hazardous substance/material or oil to or from the Demised Premises without the prior written consent of Landlord, and then only in compliance with any and all federal, state and local laws, ordinances and regulations governing such transportation.  The phrase “hazardous substance/ material or oil” as used in this Section shall have the same meaning as defined and used in 42 USC §9601, et seq., as the same may be amended from time to time, or as defined in any other federal, state or local laws, ordinances and regulations applicable to the Demised Premises and/or the Premises.  Tenant shall forthwith give Landlord notice of the accidental or other introduction of any such hazardous substance/material or oil, or the release or threat of release from the Demised Premises of any such hazardous substance/material or oil.

Section 10.18.1.  Tenant’s Indemnity.  Tenant shall indemnify, defend, and hold Landlord, any parent, subsidiary and affiliate of Landlord, any overlessor, and their respective officers, directors, beneficiaries, shareholders, partners, agents, members, managers and employees harmless from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including, without limitation, attorneys’ and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release (or the threat of release) of any hazardous substance/material or oil that occurs during the term of this lease at or from the Demised Premises, or which arises at any time from Tenant’s use or occupancy of the Demised Premises, or from Tenant’s failure to provide all information, make all submissions, and take all actions required by all governmental authorities under all applicable laws, ordinances and regulations.  In addition, in connection with Tenant’s indemnifications pursuant to this Section 10.18.1, Tenant shall be responsible for the cost of any remediation required to be performed in, on or to the Demised Premises and/or the Premises as a result of any deposit, spill, discharge, or other release (or the threat of release) of any hazardous substance/material or oil that occurs during the term of this lease at or from the Demised Premises.

Section 10.18.2.  Tenant’s obligations and liabilities under Section 10.18 and Section 10.18.1 shall survive the expiration or earlier termination of this lease.

ARTICLE XI

Section 11.1.  Fire and Casualty, Termination.  If, at any time after the date of this lease, the Demised Premises, or the building of which they are a part, or the common areas of the Premises shall be substantially damaged or destroyed (or shall suffer some other substantial adverse effect) by fire or other casualty, or by taking by eminent domain or by act of or pursuant to public authority, Landlord, at its election, may terminate this lease by written notice to Tenant sent within ninety (90) days after the occurrence of such damage, destruction or adverse effect,

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even though Landlord’s interest has been entirely divested by a taking.

Section 11.1.1.  If, at any time after the date of this lease, the Demised Premises shall be substantially damaged or destroyed or adversely affected by any cause described in Section 11.1 and if Landlord does not terminate this lease within the time provided in Section 11.1 and does not begin to restore the Demised Premises (as provided in Section 11.2) within one hundred twenty (120) days after the occurrence of such damage, destruction or adverse effect, Tenant, as its sole remedy, may terminate this lease by written notice to Landlord sent within thirty (30) days after the expiration of said one hundred twenty (120) day period but before Landlord has begun the restoration work.

Section 11.1.2.  Any notice of termination sent under Section 11.1 or Section 11.1.1 shall take effect on receipt, and any unearned rent or other charge paid in advance by Tenant to Landlord shall be refunded.

Section 11.2.  Restoration.  If the Demised Premises shall be damaged, destroyed or adversely affected by any cause described in Section 11.1, then, unless this lease is terminated, Landlord shall restore the Demised Premises substantially to their condition immediately prior to such damage, destruction or adverse effect (to the extent such restoration is possible in any case of an adverse effect not including (or, if including, not limited to) physical damage or destruction), but Landlord shall have no obligation to spend more for the restoration work than the amount of insurance proceeds actually received by Landlord, or the net amount of the award offered by the taking authority after deducting Landlord’s expenses in obtaining the offer, as the case may be.

Section 11.3.  Rent Abatement.  If the Demised Premises are taken, damaged or destroyed or otherwise adversely affected by a taking by eminent domain or by act of or pursuant to public authority and if, as the result of such taking, damage, destruction or adverse effect, the Demised Premises are rendered wholly or partly untenantable, then, in any such case, the base rent and all items of additional rent payable by Tenant to Landlord shall be abated in proportion to the nature and extent of the injury to the Demised Premises until such time as the Demised Premises shall have been repaired and restored by Landlord (as provided for in Section 11.2) or until this lease is terminated, as provided for in Section 11.1.1.  In the event the Demised Premises shall be damaged or destroyed by fire or other casualty, however, there shall be no abatement of rent.

Section 11.4.  Taking Damages.  Landlord reserves, and Tenant hereby assigns to Landlord, all rights to any award or compensation accruing on account of any damage, destruction or other “adverse effect” (which latter term shall include both the termination and the appropriation of intangible rights, such as easements, as well as other forms of limitation adversely affecting the interests of any party) suffered by the leasehold hereby created, the Demised Premises, the building of which they are a part, the Premises or any improvement or appurtenance in, on or to any of these as a result of any condemnation or taking by eminent domain or as the result of any act of or pursuant to public authority.  Tenant shall execute and

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deliver to Landlord such confirmatory instruments of this assignment as Landlord may from time to time request.

Section 11.4.1.  The foregoing reservation and assignment do not include any award payable to Tenant for physical damage to or appropriation of Tenant’s tangible personal property or for moving expenses or for any other matter, on condition, however, that such award shall be payable to Tenant by the taking authority and not by Landlord, and on the further condition that no award to Tenant shall result in any reduction in the amount recoverable from the taking authority by Landlord, by any overlessor, by the holder of any mortgage of the Premises, or by any other person having an interest in the Premises other than persons, such as occupants of other premises in the Premises, whose claims for damages rest on the same basis and have the same precedence as Tenant’s claim.

ARTICLE XII

Section 12.1.  Any of the following contingencies shall be a Condition of Default:

Section 12.1.1.  Conditions of Default.  If Tenant shall neglect or fail to perform or observe any of the terms, provisions, conditions or covenants herein contained and on Tenant’s part to be performed or observed, and (unless such neglect or failure is designated as a Condition of Default which is not susceptible of being cured) if (a) such neglect or failure shall continue for a period of fifteen (15) days after receipt by Tenant of written notice of such neglect or failure (except that in the case of failure to pay rent (or any frequently occurring periodic charge, whether or not that charge is stated in the lease, such as a monthly or quarterly percentage payment or the CAM, including tax charges) or any charge payable by Tenant for which Tenant has already been billed no notice shall be required (except as may be required by applicable law), but Tenant shall be entitled to a “grace” period of five (5) business days beginning with the day following the due date); or if (b) more than fifteen (15) days are required to cure such default (because of the nature of the default and of the necessary cure), and Tenant fails, within such fifteen (15) day period to begin to cure the default, or, having begun to cure such default within the fifteen (15) day period, Tenant thereafter does not diligently proceed to cure the default within the shortest reasonable time;

Section 12.1.2.  If the estate hereby created shall be taken on execution or by other process of law;

Section 12.1.3.  If Tenant or any guarantor of Tenant’s obligations hereunder or any person or legal entity occupying the Demised Premises through or under Tenant shall commit an act of bankruptcy or be declared bankrupt or insolvent according to law or if any assignment shall be made of the property of any of them for the benefit of creditors, or if any proceedings, including, without limitation, proceedings for reorganization or for an arrangement with creditors, shall be commenced under any bankruptcy or insolvency law by or against Tenant or any guarantor of Tenant’s obligations hereunder or any person or legal entity occupying the

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Demised Premises through or under Tenant;

Section 12.1.4.  If a receiver, guardian, conservator, trustee, assignee or any other or similar officer or person shall be appointed to take charge of all or any part of Tenant’s property or such guarantor’s property or the property of any person or legal entity occupying the Demised Premises through or under Tenant;

Section 12.1.5.  If any court shall enter an order with respect to Tenant or with respect to any such guarantor or with respect to any person or legal entity occupying the Demised Premises through or under Tenant providing for the modification or alteration of the rights of creditors;

Section 12.2.  Landlord’s Remedies.  In the event any Condition of Default shall occur (notwithstanding any waiver, license or indulgence granted by Landlord with respect to the same or any other Condition of Default in any former instance), Landlord, in addition to any other rights or remedies available to Landlord at law or in equity, then or at any time thereafter, but prior to the removal of such Condition of Default, if the Condition of Default is susceptible of being cured, shall have the right at its sole election, either

Section 12.2.1.  (Termination).  to terminate this lease by written notice to Tenant, which shall take effect on the date of Landlord’s dispatch of said notice or on any later date (on or prior to the expiration of the then-current portion of the term) specified in Landlord’s termination notice; or

Section 12.2.2.  (Possession). through process of law, to enter upon and take possession of the Demised Premises (or any part thereof in the name of the whole) without demand or notice, and repossess the same as of the Landlord’s former estate, expelling Tenant and those claiming under Tenant, forcibly if necessary, without being deemed guilty of any manner of trespass and without prejudice to any remedy for arrears of rent or preceding breach of covenant.

Section 12.2.3.  Landlord’s repossession of the Demised Premises under Section 12.2.2 shall not be construed to effect a termination of this lease, unless Landlord sends Tenant a written notice of termination under Section 12.2.1.

Section 12.3.  Reletting.  Landlord shall have the right (at its sole election and whether or not this lease shall be terminated under Section 12.2.2) to re-let the Demised Premises or any part thereof for such period or periods (which may extend beyond the term of this lease) and at such rent or rents and upon such other terms and conditions as Landlord may deem advisable, and in connection with any such reletting, Landlord may make or cause to be made such additions, alterations and improvements to the Demised Premises as Landlord may deem advisable.

Section 12.4.  Removal of Goods.  If Landlord shall terminate this lease or take possession of the Demised Premises by reason of a Condition of Default, Tenant, and those claiming under Tenant, shall forthwith upon receipt of Landlord’s notice so directing, remove

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their goods and effects from the Demised Premises.  If Tenant or any such claimant shall fail to effect such removal forthwith, Landlord, without liability to Tenant or to those claiming under Tenant, may remove such goods and effects and may store the same for the account of Tenant or of the owner thereof in any place selected by Landlord or, at Landlord’s sole election, Landlord may sell the same at public auction or at private sale on such terms and conditions as to price, payment and otherwise as Landlord, in its sole judgment, may deem advisable.

Section 12.4.1.  Tenant shall be responsible for all costs of removal, storage and sale, and Landlord shall have the right to reimburse itself from the proceeds of any such sale for all such costs paid or incurred by Landlord.  If any surplus sale proceeds shall remain after such reimbursement, Landlord may deduct from such surplus any other sum due to Landlord hereunder and shall pay over to Tenant the remaining balance of such surplus sale proceeds, if any.

Section 12.5.  Current Damages.  No termination or repossession provided for in Section 12.2 shall relieve Tenant (or any guarantor of Tenant’s obligations hereunder) of their liabilities and obligations hereunder or under any separate instrument of guarantee, all of which shall survive such termination or repossession.  In the event of any such termination or repossession, Tenant shall pay Landlord, in advance, on the first day of each month (and pro rata for the fraction of any month) for what would have been the entire balance of the original term of this lease, or of the then-current extension period, as shall be appropriate, one-twelfth of the “annual rental for the Demised Premises” (as defined in Section 12.5.1) less the proceeds (if any) of any reletting of the Demised Premises which remain after deducting Landlord’s expenses in connection with such reletting.  Such expenses shall include, without limitation, removal, storage and remodeling costs, the cost of painting and refurbishing the Demised Premises, and attorneys’ and brokers’ fees.  Landlord shall use reasonable efforts to relet the Demised Premises, and may accelerate the due date of all such damages payable hereunder at its discretion.

Section 12.5.1.  The “annual rental for the Demised Premises” shall be the total of (i) the base rent, Tenant’s tax share, Tenant’s share of Operating Costs, and all other charges payable by Tenant (whether or not to Landlord) for the lease year ending next prior to such termination or repossession; together with (ii) the cost of heating the Demised Premises to prevent the freezing of pipes, while the Demised Premises remain vacant; and (iii) any increase in the premiums payable by Landlord for any insurance coverage maintained with respect to the Demised Premises, while the Demised Premises remain vacant, if the increases are attributable to the vacancy of the Demised Premises; and (iv) the cost of any repairs to the Demised Premises which become necessary during the vacancy of the Demised Premises and which would have been required of Tenant under the lease if the lease had not been terminated; and (v) the cost of any repairs to the Demised Premises which, notwithstanding they became necessary because of the acts of some other person(s), would probably not have become necessary if the Demised Premises had not been vacant.

Section 12.6.  Final Damages.  At any time after any such termination or repossession,

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whether or not Landlord has collected any current damages, Landlord shall be entitled to recover from Tenant and Tenant shall pay to Landlord, on demand, as liquidated final damages in lieu of all accrued, unpaid current damages and all current damages accruing beyond the date of the demand (or, if earlier, the date to which Tenant shall have paid current damages) a sum equal to the amount by which the annual rental (as defined in Section 12.5.1) payable from the date of such demand for what would have been the balance of the term shall exceed the fair net rental value of the Demised Premises for the same period, determined as at the beginning of that period.

Section 12.7.  Not more than seven (7) days after receipt of Landlord’s bill therefor, Tenant shall pay Landlord all costs and expenses (including, without limitation, reasonable amounts for attorneys’ fees) incurred by Landlord in enforcing Tenant’s obligations or Landlord’s rights under this lease.  Any failure by Landlord to deliver a bill to Tenant within a reasonable time shall not act as a waiver of Landlord’s right to collect any such amounts.

ARTICLE XIII

Section 13.1.  Miscellaneous - Self Help.  If Tenant shall default in the performance of any obligation imposed on it by this lease and shall not cure such default within fifteen (15) days after written notice from Landlord specifying the default (or shall not within said period commence and diligently proceed to cure such default in the shortest reasonable time, in the case of a default which by its nature or by the nature of the required cure cannot be fully cured in fifteen (15) days) Landlord, without waiving or prejudicing any other right or remedy Landlord may have, shall have the right at any time thereafter to cure such default for the account of Tenant, and Tenant shall forthwith reimburse Landlord for any amount paid and any expense or contractual liability so incurred.  Tenant’s failure to reimburse Landlord shall be deemed a failure to pay the base rent.

Section 13.1.1.  If it shall be necessary to do so to protect the real estate or Landlord’s interest therein, or to prevent injury to persons or damage to property, Landlord may cure a default by Tenant, as provided in Section 13.1, before the expiration of the waiting period but after written, oral, or telephonic notice to Tenant.  If Tenant’s defaulted obligation under this lease consists of a payment of money to a person or legal entity other than Landlord (e.g., an insurance premium), then Landlord may cure the default under this Section 13.1.1.

Section 13.2.  Mortgages, Overleases.  This lease shall be subordinate to any mortgage of the Premises to which Landlord’s interest in the Premises is subordinated and to any overlease by or under which Landlord holds its interest therein, regardless of the time when any such mortgage or any such overlease (or any notice thereof) is executed or recorded, with the effect (except as provided in Section 13.2.2) that this lease shall automatically terminate, without any liability or obligation of Landlord therefor, upon the foreclosure of any such mortgage or the termination of any such overlease for any reason.  Neither Landlord nor any holder of an interest in any overlease of the Premises shall have any obligation to Tenant to exercise any extension rights (or to refrain from exercising any termination rights) which Landlord or such holder may

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have under the terms of any instrument governing the rights in the Premises of Landlord or of such holder, nor shall Landlord or any such holder have any liability to Tenant for any failure to exercise any extension rights (or to refrain from exercising any termination rights).

Section 13.2.1.  The provisions of Section 13.2 shall be self-operative, but Tenant hereby designates irrevocably Landlord as Tenant’s attorney-in-fact to execute and deliver such confirmatory instruments of subordination as any mortgagee of the Premises may require, as well as any instrument of attornment providing for the continued efficacy of this lease notwithstanding the foreclosure of any such mortgage or the termination of any such overlease.

Section 13.2.2.  If this lease shall be subordinated to a mortgage, as provided in Section 13.2, then Landlord, if Tenant shall so request in writing, shall use reasonable efforts (but at Tenant’s expense) to obtain for Tenant a “mortgagee’s non-disturbance agreement,” so-called, to be prepared by Landlord at Tenant’s expense and to be executed by Tenant and the holder of such mortgage.  For the purposes of the preceding sentence, Landlord’s obligation to use reasonable efforts shall be satisfied if Landlord sends one written request for such an agreement to the mortgagee.  If Tenant and such holder shall execute such agreement, then, in the event such mortgage shall be foreclosed, this lease shall not terminate (as provided in Section 13.2), but shall continue in force in accordance with its terms and in accordance with the terms of such non-disturbance agreement.

Section 13.2.3.  Offset Statements.  Within ten (10) days after receipt of Landlord’s written request therefor, Tenant shall execute and deliver to Landlord, any mortgagee, purchaser, or other third party a statement acknowledging (if such be the case) that Landlord’s obligations hereunder have been fully performed to the date of such statement (or, alternatively, specifying those matters as to which Tenant claims Landlord is in default) and stating, also, the date or dates to which (or the periods with respect to which) the payments required of Tenant hereunder have been made and the then-balance, according to Tenant’s records, of any “Security Deposit” (as hereinafter defined) held by Landlord hereunder.  Such statement may also include such other information (e.g. the Commencement Date and the expiration date of the term) as such mortgagee, overlessor, purchaser, other third party or Landlord may reasonably request.

Section 13.3.  Security Deposit.  On the date of execution hereof, Tenant shall deliver the sum of nine thousand three hundred ten dollars and no cents ($9,310.00), the “Security Deposit” to Landlord as security for the performance of Tenant’s obligations under this lease.  The Security Deposit is equal to three (3) months’ base rent.  The Security Deposit may be commingled with Landlord’s funds or other property, and Landlord shall not be required to pay interest on the Security Deposit except to the extent required by law.

Section 13.3.1.  Landlord shall have the right (but shall not be required) to apply all or part of the Security Deposit to cure any default by Tenant, and in the event of such application, Tenant shall forthwith pay Landlord the amount applied, which payment shall be held as a part of the Security Deposit.

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Section 13.3.2.  Within ninety (90) days after the end of the term, Landlord shall pay Tenant the remaining balance of the Security Deposit, after deducting any amount due to Landlord on account of any deficiency in Tenant’s payments under the terms of the lease or on account of any uncured Condition of Default or any current damages due to Landlord under Article XII.

Section 13.3.3.  If any party holding the Landlord’s interest in this lease shall pay over the then-balance of the Security Deposit to that party’s successor to its interest hereunder, the party making such payment shall thereby be discharged of all liability to Tenant with respect to the Security Deposit.

Section 13.4.  Waiver.  Landlord’s failure to complain of any act or omission on the part of Tenant, or to complain of any deficiency in any payment or performance tendered by Tenant (however long the same may continue), nor the payment or acceptance of all or a part of the annual rental for the Demised Premises (nor the performance, either complete or partial, or acceptance of performance, either complete or partial of any other obligation), regardless of any accompanying statement, assertion or qualification at the time the payment or performance is tendered, shall never be deemed to waive or to preclude the exercise of any of Landlord’s rights hereunder.  No waiver by Landlord shall be effective except by written instrument describing the waiver explicitly and signed by Landlord.  No waiver of any breach of any provision of this lease shall be deemed a waiver of a breach of any other provision of this lease or consent to any subsequent breach of the same or any other provision.  If any action by Tenant shall require Landlord’s consent or approval, the grant of such consent or approval on any one occasion shall not be deemed a consent to or approval of any other action on the same occasion or the grant of such consent or approval of the same or any other action on any subsequent occasion.  Each right and remedy which Landlord may have under this lease or by operation of law shall be distinct and separate from every other right and remedy; all such rights and remedies shall be cumulative, and none of them shall be deemed inconsistent with or exclusive of any other, whether or not exercised; and any two (2) or more or all such rights and remedies may be exercised at the same time or successively.

Section 13.5.  Notices.  All notices, demands and requests required or permitted under this lease and which are not expressly permitted to be given orally or by telephone, shall be in writing and shall be sent by United States Postal Service registered or certified mail, postage prepaid, return receipt requested and addressed as follows:

TO LANDLORD:

Paula McMeniman, Property Manager

Nomist Realty/Boott/Lowell, LLC

116 John Street

Lowell, MA 01852

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with a copy under separate cover to:

Dimitrios Ioannidis, Esq.

Roach, Ioannidis & Megaloudis, LLC

50 Congress Street, Suite 400

Boston, MA 02109-4061

TO TENANT:

Ilan Reich, CEO

Vizio Medical Devices, LLC

200 Chambers Street, Suite 28A

New York, NY  10007

Notices, demands and requests given to Landlord and Tenant in the manner aforesaid shall be deemed to have been delivered on a qualified overnight mail delivery company’s (the Delivery Company”) delivery date, shown on the return receipt for such notice, except that if any such notice is returned to the sender by the Delivery Company for any reason, the notice shall nevertheless be deemed conclusively to have been delivered on the earliest date on which delivery by the postal service was attempted, as indicated by the postal service endorsement on the cover of the returned notice.  Except for a written notice specifically declared to take effect on its dispatch by the lease provision requiring or permitting the notice, every written notice hereunder shall take effect when delivered.  Any notices expressly permitted under this lease to be given orally or by telephone shall be confirmed in writing within seven (7) days by a Delivery Company as described above.  Landlord and Tenant shall have the right to change the address for receipt of notice by a notice given as aforesaid, provided, however, that anything contained herein to the contrary notwithstanding, written notice sent to Tenant at the Demised Premises shall conclusively be deemed to have been sent to Tenant’s most current address for notices.

Section 13.6.  Quiet Enjoyment.  If Tenant shall pay the base rent and all additional rent and other charges reserved and imposed by the terms of this lease and shall fully and promptly discharge all of the other obligations imposed on Tenant by the terms of this lease (whether requiring Tenant to act or to refrain from doing so), then Tenant shall peaceably and quietly have, hold, occupy and enjoy the Demised Premises during the term hereof without hindrance or ejection by Landlord or by any person lawfully claiming under Landlord, subject only to the provisions of applicable law, to the terms of this lease, and to the terms of any instrument to which this lease is subordinate.

Section 13.7.  Delays.  In any case where either party hereto is required to do any act, the date (or the period) by (or in which) the act is to be performed shall be postponed (or enlarged) by a period equal to any delay caused by or resulting from Act of God, war, civil commotion, fire or other casualty, labor difficulties, shortages of labor, materials, fuel, electricity (or other

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relevant form of energy) or equipment, or resulting from government regulations or other causes (not including financial inability to perform) beyond such party’s reasonable control, whether such date (or time period) be designated specifically (e.g. “October 24, 2006”; “within 120 days after such filing”) or described as (or with reference to) a “reasonable time.”

Section 13.8.1.  “Tenant” Defined, Successors.  The term “Named Tenant” (as well as the term “Tenant”) and the pronouns referring thereto shall mean the party (or parties) named originally in this lease as such.  When the context permits or requires it, the term “Tenant” shall also mean any party or parties succeeding by operation of law to the interest of the Named Tenant and any party or parties responsible for Tenant’s obligations under this lease by operation of the provisions of Section 10.15.1 or otherwise.  If there is more than one party named (or responsible) as Tenant at any time, the covenants of Tenant shall be the joint and several obligations of each of those parties, and if Tenant is a partnership or limited liability company, the covenants of Tenant shall be the joint and several obligations of each of the partners or members (as the case may be), and the obligations of the partnership or limited liability company (as the case may be).

Section 13.8.2.  If the Named Tenant or any of its successors is a group or combination (such as, for example, a group of tenants in common), rather than a single person or a single corporation, the covenants and liabilities of Tenant may be enforced against the group or combination, in a proceeding brought against one or more of the members of the group or combination, with the same effect as if each member had been made a party thereto and duly served with process.  If Tenant is other than a natural person, Tenant and the individual signatories executing this lease on Tenant’s behalf warrant and represent to Landlord that such execution has been duly authorized by a resolution of Tenant’s board of directors, managing partners or managing members or other appropriate corporate, partnership, limited liability company, or other company action as may be required pursuant to applicable law and its formation documents.

Section 13.8.3.  Except as expressly otherwise provided by any provision of this lease, the terms and provisions of this lease shall be binding upon and inure to the benefit of the heirs, devisees, personal representatives, successors and assigns, respectively, of the Landlord and Tenant.

Section 13.8.4.  Patriot Act; OFAC; Anti-Terrorism Act.  Tenant hereby represents and warrants that:

(a)  it is not designated as a individual or entity that has been determined to have committed, or poses a significant risk of committing, acts of terrorism that threaten the security of U.S. nationals or the national security, foreign policy, or economy of the U.S., which would violate the Executive Order 13224, entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism,” which became effective on September 24, 2001 (the “Order”).; and

(b)

it is not owned or controlled by, or acting on behalf of an individual or entity

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which would violate the Order; and

(c)

it has not and will never assist in, sponsor, or provide financial, material, or technological support for, or financial or other services to or in support of, acts of terrorism or individuals or entities designated in or under the Order; and

(d)

it is not otherwise associated with certain individuals or entities designated in or under the Order; and

(e)

to the extent permitted pursuant to this lease, it shall not enter into any sublease of space within the Demised Premises with, or allow the Demised Premises to be occupied by, any person, group, entity, or nation named in the Order or named on the SDN list which can be found at http://www.treas.gov/offices/enforcement/ofac/sdn; and

(f)

to the extent permitted pursuant to this lease, it shall not assign this lease to any person, group, entity, or nation named in the Order or named on the SDN list which can be found at http://www.treas.gov/offices/enforcement/ofac/sdn.

Section 13.8.5.  Tenant hereby agrees to defend, indemnify, and hold harmless the Landlord, any parent, subsidiary or affiliate of landlord, and their respective employees, agents, officers, members, managers, directors, and shareholders from and against any and all fines, penalties, actions, claims, damages, loses, liabilities, and expenses (including, without limitation, attorney’s fees and costs) arising from or related to any breach of the foregoing warranties and representations, including, without limitation, those set forth in Section 13.8.4.

Section 13.9.  Limitation of Landlord’s Liability.  If at any time during the term of this lease, the Landlord’s interest hereunder shall be held by anyone acting in a fiduciary capacity, then notwithstanding any other provision of this lease, the Landlord’s obligations hereunder shall not be binding upon such fiduciary individually or upon any beneficiary or shareholder for whom such fiduciary acts, but only upon such fiduciary in that capacity and upon the trust estate.

Section 13.9.1.  The covenants of Landlord contained in this lease shall be binding upon each party holding the lessor interest herein only with respect to breaches occurring during the time of that party’s ownership of the Landlord’s interest hereunder.  In addition, Tenant specifically agrees to look solely to Landlord’s interest in the Premises for the satisfaction of any claim or judgment against Landlord, it being specifically agreed that neither the Landlord nor anyone claiming under the Landlord shall ever be personally liable for any such judgment.  The provisions contained in the foregoing sentence are not intended to limit any right that the Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successor in interest, or to prevent Tenant from taking or prosecuting any other action which does not result in the personal liability of any person holding the lessor interest in this lease to respond in monetary damages in excess of the value of that person’s interest in the Premises.  It is further understood and agreed that with respect to any rights which may be provided for in Section 1.3, as well as with respect to any services to be furnished by Landlord to Tenant, Landlord shall in no event be liable for failure to furnish the same when prevented from doing by strike or lockout, by equipment breakdown, by accident, by order or regulation of or by any governmental authority, by failure (for any cause) of supply, supplies, parts, or labor necessary to furnish such services,

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by war or other public emergency, by any cause beyond the Landlord’s reasonable control, by any cause due to any act or neglect of the Tenant or its servants, agents, employees, or licensees or due to any act or neglect of any person claiming by, through or under the Tenant, or by the termination for any reason of Landlord’s occupancy of the premises from which the service is being supplied by Landlord; and in no event shall the Landlord ever be liable to Tenant for any indirect or consequential damages.

Section 13.10.  Brokers.  Tenant warrants and represents to Landlord, upon which warranty and representation Landlord has relied in the execution of this lease, that Tenant has had no dealings of any kind with any broker in connection with the Demised Premises, or in connection with any rights (or any other premises) in the Premises, or in connection with the transaction represented by this lease, other than The Edge Group, Inc. (the “Broker”).  Tenant shall indemnify and save Landlord harmless from and against any and all claims, loss, cost, damage and expense (including, without limitation, reasonable amounts for attorneys’ fees) arising out of or in connection with the claim of any person or legal entity other than the Broker  for any fee, commission or payment on account of any interest in the Demised Premises or the Premises on account of this lease or the transaction represented hereby.  Landlord shall pay the commission to the Broker in accordance with the terms of a separate written agreement by and between Landlord and Broker.

Section 13.11.  Assignment by Landlord.  If Landlord assigns Landlord’s interest in this lease or the rents payable hereunder (conditionally or otherwise) to the holder of a mortgage or deed of trust of the Demised Premises, Tenant agrees that neither the assignment by Landlord nor the acceptance thereof by such holder shall be deemed an assumption by such holder of any of the obligations of Landlord hereunder, unless such holder shall (a) specifically elect to do so by written notice sent to Tenant, or (b) take possession of the Demised Premises, with or without the foreclosure of such holder’s mortgage or deed of trust.

Section 13.11.1.  Tenant shall execute such instruments as may be reasonably required to assure such holder that without the written consent of such holder (i) no rent or other charge shall be prepaid hereunder other than in accordance with the express provisions of this lease, (ii) no modifications shall be made in the provisions of this lease nor shall the term be extended or renewed, except as provided herein, (iii) this lease shall not be terminated except as provided herein nor shall Tenant tender or effect a surrender of the lease except incident to a termination provided for herein, and (iv) this lease shall not be subordinated to any lien subordinate to such mortgage or deed of trust.

Section 13.12.  Every provision of this lease obligating Tenant shall be construed to be both a covenant and a condition.

Section 13.13.  The rights of the parties are governed by the terms of this lease which is to be interpreted in accordance with federal law (where applicable), in accordance with the laws of the state in which the Demised Premises are located (as regards those provisions of the lease

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pertaining solely to any interest in real property), and in accordance with the laws of the Commonwealth of Massachusetts, with respect to all other provisions.

Section 13.14.  If Tenant continues in occupancy of the Demised Premises after the end of the term, such occupancy shall be deemed a tenancy at sufferance, terminable at Landlord’s election without notice to Tenant or anyone claiming under Tenant, whether or not Landlord receives any payments for use and occupancy of the Demised Premises during such tenancy.  Tenant’s liability for such use and occupancy after the term of this lease ends shall be calculated at the rate of 150% of the sum of (a) the annual base rent, Tenant’s tax share, Tenant’s share of Operating Costs, prorated and payable for each day of such occupancy.  Tenant shall pay any amount due under this Section within five (5) days after receipt of Landlord’s bill therefor.  Any failure by Landlord to deliver a bill to Tenant within a reasonable time shall not act as a waiver of Landlord’s right to collect any such amounts due from Tenant.

Section 13.15.  The term “person,” except when qualified in some limiting way (as in the phrase “natural person”) shall mean and include not only all natural persons but all other “legal entities” such as corporations, limited liability companies and partnerships, which are or may be recognized by law as acceptable organizational forms for use in operating a business or conducting any other lawful activity, whether private, governmental or mixed.

Section 13.16.  The terms “business day” and “business days” shall not include or refer to Saturday, Sunday or any “legal holiday,” which latter term shall mean and include those days for which employees who are paid on an hourly basis are entitled to receive premium pay from their employers, by operation of the laws of the United States or of the state in which the Demised Premises are located.

Section 13.17.  Any pronoun shall be read in the singular or plural number and in such gender as the context may require.

Section 13.18.  If any restrictive provision set forth (or incorporated by adoption or reference) in this lease shall be deemed, by a court of competent jurisdiction, to be excessive in scope, duration or geographic extent, the provision shall be effective to such extent, for such period of time and over such geographic area as such court, after an evidentiary hearing, shall deem is reasonable.  If any other provision of this lease shall be determined to be void or unenforceable by a court of competent jurisdiction, the remaining provisions shall not thereby be affected.

Section 13.19.  Any reference made in this lease to an Article, Section, subsection or other type of subdivision of this lease shall be construed as a reference to the entire Article (including all of its Sections, subsections and other subdivisions), to the entire Section (including all of its subsections and other subdivisions) or to the entire subdivision (including all of its further subdivisions), as the case may be, and shall be construed as a reference to any appendix provision or exhibit which complements, supplements or modifies the provision to which it refers.

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In this lease, the use of the words “such as,” “include,” “including,” and “as in” shall not (unless specifically provided to the contrary) be deemed to limit the generality of the term or clause to which it has reference regardless of whether non-limiting language (such as “without limitation,” or “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that would reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 13.20.  Tenant acknowledges that Tenant has had the opportunity to review and discuss this lease with legal counsel and any other advisors of Tenant’s choosing, and agrees that this lease shall not be interpreted or construed more strictly against one party or the other merely by virtue of the fact this it has been drafted by counsel to the Landlord or Tenant.  The parties acknowledge that in the course of negotiating this lease their respective representatives have gradually reached preliminary agreement on the several terms set forth in this instrument.  The parties acknowledge and agree that at all times they have intended that none of such preliminary agreements (either singly or in combination) shall be binding on either party, and that they shall be bound to each other only by a single, formal, comprehensive document containing all of the agreements of the parties, in final form, which has been executed by a duly authorized officer of Landlord and by Tenant or a duly authorized representative of Tenant.  The parties acknowledge that none of the prior oral and written agreements between them (and none of the representations on which either of them has relied) relating to the subject matter of this lease shall have any force or effect whatever, except as and to the extent that such agreements and representations have been incorporated in this lease.  The submission of this instrument for examination does not constitute a reservation of or option for the Demised Premises but shall become effective as a lease only upon said execution and delivery by both Landlord and Tenant.

Section 13.21.  Any schedule, exhibit, table of contents, index or appendix attached to this lease shall be deemed a part of the lease.

Section 13.22.  Rule Against Perpetuities.  Notwithstanding any provision in this lease to the contrary, if the first lease year of the term has not commenced within fifteen (15) years after the date of this lease, this lease shall automatically terminate on the fifteenth (15th) anniversary of the date of this lease.  The sole purpose of this provision is to avoid any possible interpretation of this lease as violating the Rule Against Perpetuities, or any other rule of law or equity concerning restraints on alienation.

Section 13.23. Independent Covenants.  It is the intention of the parties hereto that: (a) the obligations of Tenant hereunder, including, without limitation, Tenant’s obligation to pay base rent, additional rent, and all other sums payable by Tenant under this lease, shall be separate and independent covenants and agreements, and such obligations shall not be affected by Landlord’s failure to perform any of Landlord’s obligations under this lease; and (b) no breach or default by Landlord of its obligations under this lease shall give rise to a right in Tenant to offset, abate, cease, suspend or withhold base rent or additional rent under this lease or to terminate this lease,

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except pursuant to the express provisions of this lease.

IN WITNESS WHEREOF, the parties hereto have executed this lease as a sealed instrument on the date first specified above.

LANDLORD:

By:___________________________

Name:

Title:

TENANT:

By:

Name:  Ilan Reich

Title:  President and CEO

Each hereunto duly authorized.

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EXHIBIT A

Floor Plan

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EXHIBIT B

Parking

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